DATED

(1)	APOLLO BETTING AND GAMING LTD

(2)	SEANIEMAC HOLDINGS LTD

(3)	SEANIEMAC INTERNATIONAL LTD

Agreement

For the sale and purchase of the business carried on by Apollo Betting and Gaming Ltd

CONTENTS

1	INTERPRETATION	2
2	SALE AND PURCHASE	5
3	CONSIDERATION	6
4	COMPLETION	7
5	CONDITION AND RESCISSION	7
6	WARRANTIES	7
7	RESTRICTIVE COVENANTS	8
8	CONFIDENTIALITY	8
9	BUYER’S WARRANTIES	8
10	LIABILITIES AND APPORTIONMENTS	9
11	BUSINESS CONTRACTS	10
12	EMPLOYEES	11
13	RECORDS AND ACCESS	11
14	FUTURE ENQUIRIES AND ASSISTANCE	12
15	ANNOUNCEMENTS	12
16	COSTS	12
17	INTEREST	12
18	NOTICES	12
19	ASSIGNMENT	13
20	FURTHER ASSURANCE	13
21	RIGHTS OF THIRD PARTIES	14
22	ENTIRE AGREEMENT	14
23	GENERAL	14
24	GUARANTEE	14
25	GOVERNING LAW AND JURISDICTION	16
26	COUNTERPARTS	16
27	EXECUTION	16

THIS AGREEMENT is made on

BETWEEN:

(1)	APOLLO BETTING AND GAMING LTD a company incorporated in England and Wales (registered number 07557257) whose registered office is at Digital House, Waterloo Road, Widnes, Cheshire, WA8 0QR (the Seller);

(2)	SEANIEMAC HOLDINGS LTD a company incorporated in England and Wales (registered number 09898369) whose registered office is at Select Security Stadium, Lower House Lane, Widnes, Cheshire, United Kingdom, WA8 7DZ (the Buyer); and

(3)	SEANIEMAC INTERNATIONAL LTD a company incorporated in Nevada, U.S.A (the Guarantor).

OPERATIVE CLAUSES

1.	1	INTERPRETATION

In this Agreement:

1.1	the following expressions have the following meanings unless inconsistent with the context:

Accounts

the abbreviated accounts for the Seller for the year ended 31 March 2014 (the Accounts Date);

Assumed Liabilities

all debts, liabilities and obligations of the Seller relating to the Business or the Business Assets, whether actual or contingent, which were incurred in the ordinary course of the Business and which are due or outstanding on or have accrued at the Effective Date including but not limited to trade creditors, suppliers and Employees;

Business

the online gambling and betting business carried on by the Seller in the United Kingdom under its name at the Effective Date;

Business Assets

all property, rights and assets of the Business to be sold to the Buyer pursuant to this Agreement as described in clause 2;

Business Confidential Information

all Business Information which amounts to a trade secret and which is not publicly known;

Business Contracts

all Contracts (including customer and supplier contracts) entered into by or on behalf of the Seller exclusively or predominantly in connection with the Business which are unperformed (wholly or partly) as at the Effective Date;

Business Day

any day (other than a Saturday or Sunday) on which banks are open in London for normal banking business;

Business Information

the confidential information used exclusively or predominantly by the Business in respect of (i) the services rendered by the Business or (ii) customers of the Business including any database of such customers or (iii) the Employees;

Business Records

the Seller’s books and records which relate exclusively or predominantly to the Employees, the Business and the Business Assets other than those relating to the Excluded Assets and any records that the Seller is required by law to retain;

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Buyer’s Group

any of the following from time to time: the Buyer, its subsidiary undertakings and any parent undertaking of the Buyer and all other subsidiary undertakings of any parent undertaking of the Buyer and member of the Buyer’s Group will be construed accordingly;

CA 2006

the Companies Act 2006;

Completion

completion of the sale and purchase in accordance with clause 4;

Completion Date

the date of this Agreement;

Computer Systems

the (i) desktops and laptops, (ii) computer software which is capable of assignment and (iii) servers and cables, in each case, owned by the Seller and used exclusively by the Business;

Condition

the migration of the Business onto a new operating platform which is capable of delivering the online betting services provided by the Seller in substantially the same way as provided by the Seller at Completion and the successful use of such new platform in connection with a bet placed by any person who is included on the Seller’s database of customers as at Completion;

Consideration

the aggregate consideration for the sale of the Business Assets as stated in clause 3.1;

Contract

any legally binding agreement or commitment;

Credit Line

the US$ 3,000,000 credit line available to the Buyer’s Group which will be available for draw down in 3 equal instalments of US$ 1,000,000;

Disclosed

facts, matters or other information fairly disclosed or other information provided by the Seller to the Buyer prior to Completion or otherwise known to the Buyer at the time of Completion. For these purposes fairly disclosed means if, on a review of the relevant information, a reasonable buyer would be or might reasonably be aware of the fact, matter or other information;

Effective Date

1 February 2016;

EHS Law

applicable law, including any decision of any competent regulatory body, with respect to EHS Matters so far as legally binding and in force at the date of this Agreement;

EHS Matters

matters primarily relating to the pollution or protection of the environment or harm to or the protection of human health;

Employees

the persons employed in the Business immediately before the Completion Date;

Employment Costs

in respect of each Employee, all salaries, wages, commissions, bonuses, all statutory contributions, national insurance contributions, pension contributions made to or on behalf of an employee, taxation (including all income tax or national insurance contributions deductible under PAYE), in accordance with prevailing law and practice;

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Encumbrance

any mortgage, charge, pledge, lien, assignment by way of security or other security interest;

Equipment

the equipment which is owned by the Seller and which relates exclusively or predominantly to the Business;

Excluded Assets

the assets described in schedule 1;

Goodwill

the goodwill in relation to the Business including the exclusive right for the Buyer to represent itself as carrying on the Business in succession to the Seller (but excluding any right to use the names of the Seller);

Long-Stop Date

31 May 2016;

Payment End Date

the second anniversary of the date of this Agreement;

the Regulations

the Transfer of Undertakings (Protection of Employment) Regulations 2006;

Relevant Benefits

any pension (including an annuity), allowance, lump sum, gratuity or other like benefit payable on retirement or death, or by virtue of a pension sharing order or provision or in anticipation of retirement, or in connection with past service, after retirement or death for or in respect of any Employee;

Relevant Claim

any claim for breach of any provision of this Agreement or any provision of any document in the agreed form entered into in connection with this Agreement;

Seller’s Solicitors

Gateley Plc, Ship Canal House, 98 King Street, Manchester, M2 4WU;

TOGC Transfer

the transfer of a business as a going concern pursuant to section 49 of the VATA and article 5 Value Added Tax (Special Provisions) Order 1995;

VAT

Value Added Tax;

VATA

Value Added Tax Act 1994;

Warranties

the warranties set out in schedule 3 and referred to in clause 6;

1.2	references to any statute or statutory provision will include any subordinate legislation made under it and will be construed, save where specifically provided otherwise, as references to such statute, statutory provision and/or subordinate legislation as modified, amended, extended, consolidated, re-enacted and/or replaced and in force as at Completion provided that no such amendment, extension, re-enactment or replacement shall extend the liability of the Seller under this Agreement in any way;

1.3	references to a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any unincorporated association, joint venture or partnership (whether or not having a separate legal personality);

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1.4	references to a document being “in the agreed terms” are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Seller and the Buyer;

1.5	references to the masculine, feminine or neuter gender respectively includes the other genders and references to the singular includes the plural and vice versa;

1.6	references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

1.7	the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.8	the headings in this Agreement will not affect its interpretation;

1.9	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term;

1.10	references to a “subsidiary undertaking” or “parent undertaking” are to be construed in accordance with section 1162 CA 2006.

2.	2	SALE AND PURCHASE

2.1	The Seller will sell and transfer, or procure the sale and transfer, with full title guarantee (unless otherwise specified in this Agreement) to the Buyer and the Buyer will buy as at, and with effect from, the Effective Date the Business as a going concern together with the following assets:

2.1.1	the Goodwill;

2.1.2	the benefit (subject to the burden) of the Business Contracts;

2.1.3	the Equipment;

2.1.4	the Computer Systems;

2.1.5	the Business Information; and

2.1.6	the Business Records.

2.2	Each of the Business Assets will be sold and bought free from any Encumbrance unless otherwise specified in this Agreement.

2.3	The Buyer will assume the burden of the Assumed Liabilities with effect from the Effective Date.

2.4	Except as otherwise provided in the Agreement:

2.4.1	beneficial ownership and risk in each of the Business Assets in respect of which beneficial ownership is to pass to the Buyer will pass to the Buyer on the Effective Date;

2.4.2	title to all Business Assets in respect of which beneficial ownership is to pass to the Buyer which can be transferred by delivery will pass on delivery and such delivery will be deemed to take place at the Effective Date.

2.5	Where any assets used in the Business (including the premises from which the Business is carried on and intellectual property used in the Business) are owned by a third party (or any third party has any rights in the same) and/or are licensed to the Seller for use in the Business, the Seller will not be deemed to sell or sell the same with full title guarantee or free from Encumbrance, but the Seller shall use its reasonable endeavours to procure (at the Buyer’s cost) that the Seller’s rights to use the same in respect of the Business shall pass to the Buyer to the extent to which the Seller is able to pass it on.

2.6	Nothing in this Agreement shall require the Seller to transfer or give access to any information or data in breach of the law.

2.7	Notwithstanding any other provision of this Agreement, the Excluded Assets are excluded from the sale and purchase of the Business under this Agreement.

2.8	The Consideration shall be apportioned between the Business Assets in such way as the Seller and the Buyer (each acting reasonably) shall agree.

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3.	3	CONSIDERATION

3.1	The Consideration for the sale of the Business Assets is the aggregate of US$ 2,000,000 (two million United States Dollars) which shall be paid to the Seller as follows:

3.1.1	US$ 80,000 (eighty thousand United States Dollars) upon Completion (the Initial Consideration);

3.1.2	US$10,000 (ten thousand United States Dollars) within 2 Business Days of the date on which the Seller delivers to the Buyer audited accounts of the Seller for the year ended 31 March 2014;

3.1.3	US$10,000 (ten thousand United States Dollars) within 2 Business Days of the date on which the Seller delivers to the Buyer audited accounts of the Seller for the year ended 31 March 2015; and

3.1.4	US$ 1,900,000 (one million nine hundred thousand United States Dollars) (the Consideration Balance) which shall be paid in accordance with clause 3.3 upon satisfaction of the Condition.

3.2	Payment of the Initial Consideration will be made by the Buyer on Completion by electronic funds transfer to the Seller’s Solicitors’ client account details of which have been provided by the Seller’s Solicitors to the Buyer.

3.3	Payment of the Consideration Balance will be made, subject to fulfilment of the Condition in clause 5, as follows:

3.3.1	from the net profits after tax of the Buyer after Completion in accordance with schedule 5;

3.3.2	from each drawdown under the Credit Line on the basis that 60% of the amount of each such drawdown shall be paid to the Seller within 3 Business Days of each such drawdown; and

3.3.3	in accordance with the payment schedule set out in schedule 6 save to the extent that any payments due under such schedule have already been satisfied by their relevant due dates pursuant to clauses 3.3.1 and/or 3.3.2, and, in any event shall be paid in its entirety by the Buyer no later than the Payment End Date.

3.4	All payments to be made pursuant to clauses 3.1.2, 3.1.3 and 3.3 will be paid in cash by electronic funds transfer to an account nominated by the Seller for this purpose.

3.5	The parties will use their respective reasonable endeavours to treat the sale of the Business Assets as a TOGC Transfer. The Buyer confirms to the Seller that:

3.5.1	it is and will remain registered for the purposes of VAT;

3.5.2	it will itself hold the legal and beneficial ownership of the Business and Business Assets; and

3.5.3	from Completion it will use the Business and Business Assets for the same kind of business as that carried on by the Seller.

If the sale of the Business Assets is not a TOGC Transfer because of any breach by the Buyer of this clause 3.5, the Buyer will indemnify the Seller against any interest and penalties charged or imposed by HM Revenue and Customs arising from the late payment of any VAT.

3.6	Notwithstanding any other provision of this Agreement:

3.6.1	sums payable under this Agreement are exclusive of VAT which shall be borne by the paying party;

3.6.2	where, under the terms of this Agreement or subsequent to any determination by HMRC, a supply is made that is subject to VAT, the person receiving the supply is to promptly pay (and in any event within 10 Business Days of receipt of a valid VAT invoice) an amount equal to such VAT (in addition to any other consideration for the supply) to the person making the supply and a valid VAT invoice is to be issued by the person making the supply.

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4.	4	COMPLETION

4.1	Completion shall take place at the office of the Seller’s Solicitors on the date of this Agreement when the Seller shall be deemed have delivered to the Buyer those Business Assets which are capable of being delivered and each of the matters set out in schedule 2 shall occur.

4.2	Upon Completion the Buyer shall pay the amount stated in clause 3.1.1 in the manner specified in clause 3.2.

5.	5	CONDITION and rescission

5.1	The Seller and the Buyer shall use their respective reasonable endeavours to procure the satisfaction of the Condition as soon as possible but in any event before the Long-Stop Date.

5.2	If at any time the Seller or the Buyer becomes aware of a fact or circumstance that might prevent the Condition being satisfied, it shall immediately notify the other party.

5.3	If the Condition is not satisfied or waived on or before the Long-Stop Date, the Seller shall have the right to:

5.3.1	extend the Long-Stop Date for a period of up to 3 months in which case the extended date shall be the new Long-Stop Date and this clause 5 including this clause 5.3 shall operate in the same way in relation to such new Long-Stop Date; or

5.3.2	upon written notice to the Buyer, rescind this Agreement in accordance with clause 5.4.

5.4	Upon any rescission as referred to in clause 5.3 above:

5.4.1	the Buyer shall transfer back to the Seller the Business and the Business Assets with full title guarantee and the Seller shall repay to the Buyer the Initial Consideration, in each case, within 3 Business Days of the date upon which written notice is served pursuant to clause 5.3.2;

5.4.2	each party’s rights and obligations under this Agreement shall cease immediately following transfer and repayment pursuant to clause 5.4.1 provided that:

(a)	termination shall not affect a party’s accrued rights, liabilities and obligations at the date of termination;

(b)	the obligations of the parties under clauses 16, 18, 20 and 22 to 27 shall remain in full force and effect.

5.5	Any failure or omission of the Seller to exercise its right of rescission pursuant to clause 5.3 shall not in any way prejudice or be construed as a waiver of any other right or remedy of the Seller (including its rights under this agreement to claim damages, compensation or indemnity under the Warranties).

6.	6	WARRANTIES

6.1	The Seller warrants to the Buyer in the terms of the Warranties at the date of this Agreement. The Warranties are qualified by all facts, matters and information Disclosed.

6.2	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty.

6.3	Where any Warranty refers to the knowledge, information, belief or awareness of the Seller (or similar expression), the Seller will be deemed to be aware of such information of which Paul Antrobus is actually aware as at Completion but the Seller will not be deemed to have made enquiry of any other person or further or otherwise and will not be liable for breach of Warranty should a fact or circumstance which would otherwise constitute a breach of Warranty be known to any person other than Paul Antrobus.

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6.4	Notwithstanding any other provision of this Agreement, the liability of the Seller in respect of any Relevant Claim will be limited in accordance with the provisions of schedule 4.

6.5	The Seller waives and may not enforce any right which it may have against any of the Employees on whom it may have relied in agreeing to any term of this Agreement or providing any information to the Buyer save to the extent of any fraud or any wilful misconduct or omission by such Employee towards the Seller.

6.6	The Buyer waives and may not enforce any right which the Buyer may have against any director or employee of any member of the Seller on whom it may have relied before agreeing to any term of this Agreement or any other agreement entered into pursuant to this Agreement save to the extent of any fraud.

7.	7	RESTRICTIVE COVENANTS

7.1	The Seller undertakes to the Buyer that the Seller will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

7.1.1	for a period of two years immediately following Completion engage in any activity which is in competition with the Business in the United Kingdom and Republic of Ireland; and

7.1.2	for a period of two years immediately following Completion, solicit or entice away from the Buyer any employee of the Business provided that nothing in this clause will prohibit or restrict the Seller from undertaking any recruitment activity which is not specifically targeted at any employees of the Business or interviewing and/or employing any person who (i) contacts the Seller in response to a general recruitment advertisement placed by or on behalf of the Seller in the national, local or trade press or otherwise in relation to seeking employment with the Seller or (ii) whose employment has been terminated by the Buyer’s Group.

7.2	Each of the undertakings set out in this clause is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Seller.

8.	8	CONFIDENTIALITY

8.1	Except those authorised by the Buyer in writing to know or as required by law or, to the extent relevant, the regulators of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation, the Seller undertakes to the Buyer that the Seller will not at any time after Completion disclose to any person any Business Confidential Information. Nothing in this clause shall prevent the Seller from using any Business Confidential Information to the extent required to complete and deliver any financial statement or tax return or to comply with its obligations under this Agreement or to enforce its rights under this Agreement.

8.2	To the extent that the Buyer receives or obtains any information in any form which is not publicly known and which relates to the Seller (or any member of it) in connection with the transactions envisaged by this Agreement or any of the agreed form documents entered into pursuant to this Agreement, it will not use or disclose such information and will treat it as being confidential to the Seller save as requested by law or, to the extent relevant, the regulators of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation.

8.3	The obligations in clauses 8.1 and 8.2 do not apply to any information which comes into the possession of the Seller or the Buyer (as the case may be) from a third party without any obligation of confidentiality.

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9.	9	BUYER’S WARRANTIES

Each of the Buyer and the Guarantor warrants to the Seller that:

9.1	In the case of the Buyer, it is a private limited company incorporated and validly existing under the laws of England and Wales which is registered for VAT;

9.2	it has full power to enter into and perform this Agreement and that this Agreement constitutes a binding obligation on the Buyer in accordance with its terms;

9.3	the execution and delivery of and the performance by each of the Buyer and the Guarantor of its obligations under this Agreement will not:

9.3.1	result in a breach of any provision of its constitution; or

9.3.2	result in a breach of, or constitute a default under, any:

(a)	agreement, licence or other instrument; or

(b)	order, judgment or decree of any court, governmental agency of regulatory body to which it is a party or by which it is bound

9.4	all consents, permissions, approvals and agreements of the shareholders of the Buyer and the Guarantor or any third parties (including any regulatory authority) which are necessary for the Buyer and/or the Guarantor to obtain in order to enter into and perform this Agreement in accordance with its respective terms have been unconditionally obtained in writing; and

9.5	that there are no circumstances within the actual knowledge of the Buyer or the Guarantor or their officers or employees at the date of this Agreement which will or might entitle the Buyer to make a claim against the Seller under this Agreement. For the purposes of this clause 9.5, the Buyer and the Guarantor will be deemed to be aware of all such information set out within any due diligence reports, accountants reports and other specialist reports written, or commissioned by the Buyer or the Guarantor, in relation to its proposed acquisition of the Business.

10.	10	LIABILITIES AND APPORTIONMENTS

10.1	Save as otherwise expressly provided, the Seller:

10.1.1	remains responsible for all known liabilities of the Business incurred or arising up to the Effective Date (other than the Assumed Liabilities) and all outgoings, costs and expenses of the Business up to the Effective Date;

10.1.2	remains responsible for all claims made against the Business or Business Assets prior to and which remain outstanding as at the Effective Date;

10.1.3	will promptly deal with the liabilities set out in clause 10.1.1 and will promptly settle the claims referred to in clause 10.1.2.

10.2	Save as otherwise expressly provided, the Buyer:

10.2.1	is responsible for:

(a)	the Assumed Liabilities; and

(b)	all liabilities in connection with the Business or the Business Assets incurred or arising on or after the Effective Date (including, without limitation, all creditors of the Business and all outgoings, costs and expenses of the Business); and

10.2.2	will indemnify the Seller against all liabilities arising out of or in connection with the Assumed Liabilities or the ownership or operation of the Business or the Business Assets on or after the Effective Date or as a result of the Buyer’s failure to comply with its obligations under clause 10.2.1.

10.3	All expenditure and outgoings in respect of the Business or Business Assets and all payments received in respect of the Business or Business Assets which, in each case, cover a period both before and after the Effective Date will be apportioned on a time basis so that such part of the relevant expenditure or payment received attributable to a period up to and including the Effective Date will be borne by, or for the benefit of, the Seller and such part of the relevant expenditure or payment received attributable to the period after the Effective Date will be borne by, or for the benefit of, the Buyer (notwithstanding any other provision of this Agreement where a payment received by either party includes an amount in respect of VAT, such VAT shall belong to the person who has the liability to account for such VAT to HMRC).

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10.4	To the extent that any payment is made to the Seller after Completion in respect of the performance by the Buyer of any Business Contract after the Effective Date the Seller will account to the Buyer for the same as soon as reasonably practicable following receipt.

10.5	To the extent that any payment is made to the Buyer after Completion in respect of the performance by the Seller of any Business Contract on or before the Effective Date the Buyer will account to the Seller for the same as soon as reasonably practicable following receipt.

11.	11	BUSINESS CONTRACTS

11.1	With effect from the Effective Date and subject to the other provisions of this clause 11, the Buyer will become entitled to the benefits of the Seller under the Business Contracts.

11.2	With effect from Effective Date, the Buyer will assume and perform the obligations of the Seller under the Business Contracts and will indemnify and hold the Seller harmless from and against all losses, liabilities, damages, costs (on a full indemnity basis) and expenses relating to each such Business Contract and the performance of each such Business Contract after Effective Date including, without limitation, which may be incurred or suffered as a result of defending or settling any actual or threatened claim or proceeding.

11.3	The Seller hereby assigns to the Buyer with effect from the Effective Date all its rights, title and interest under or pursuant to all the Business Contracts which are capable of assignment without the consent of other parties.

11.4	In so far as a Business Contract cannot be transferred without the consent of a third party or a novation agreement this Agreement does not constitute an assignment or an attempted assignment of the Business Contract if such assignment or attempted assignment would constitute a breach of the Business Contract.

11.5	Without prejudice to the parties’ obligations to complete this Agreement, following the signing of this Agreement:

11.5.1	both parties will use all reasonable endeavours (for clarity, without any requirement to make any material payment to any third party) to procure the effective transfer of each Business Contract to the Buyer with effect from the Effective Date; and

11.5.2	the Buyer will promptly provide all reasonable assistance, information and other financial comfort as may be required by each relevant third party to ensure the successful transfer of each Business Contract.

11.6	Unless and until any necessary consent to the transfer of a Business Contract is obtained:

11.6.1	the Seller will account to the Buyer for any sums received (excluding in respect of VAT) by the Seller which relate to the performance of the relevant Business Contract after the Effective Date; and

11.6.2	the Buyer will, as the Seller’s agent (or the agent of the relevant member of the Seller), perform all the obligations of the Seller under each Business Contract for the period from the Effective Date and will indemnify and hold the Seller harmless from and against all losses, liabilities, damages, costs (on a full indemnity basis) and expenses relating to each such Business Contract and the performance of each such Business Contract from the Effective Date including, without limitation, which may be incurred or suffered as a result of defending or settling any actual or threatened claim or proceeding.

11.7	The Buyer undertakes to the Seller that as soon as practicable following Completion the Buyer will (at the Buyer’s cost) use its best endeavours to obtain the release of the Seller from any guarantee, indemnity, counter-indemnity, letter of comfort, security or other obligation given by the Seller to any third party in respect of any liability under any Business Contract. The Buyer will promptly provide all reasonable assistance, information and other financial comfort (including any replacement guarantee or security) as may be required by each relevant third party to ensure such release. Pending such release, the Buyer undertakes to indemnify the Seller against all amounts paid by the Seller to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after the date of this Agreement.

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12.	12	EMPLOYEES

12.1	The Seller and the Buyer acknowledge that pursuant to the Regulations (or the provisions of this Agreement) the contracts of employment between the Seller and the Employees (except in so far as such contracts relate to any occupational pension scheme as defined in Regulation 10 of the Regulations) will have effect from and including the Effective Date as if originally made between the Buyer and the Employees.

12.2	The Seller and the Buyer agree that the following provisions of this clause 12 will apply irrespective of whether or not the Regulations apply as a matter of law.

12.3	All Employment Costs in respect of the period:

12.3.1	up to the Effective Date will be borne by the Seller;

12.3.2	on and from the Effective Date will be borne by the Buyer

and will if necessary be apportioned on a time basis between the Buyer and the Seller.

12.4	The Buyer will indemnify the Seller against all liabilities arising out of or in connection with:

12.4.1	the employment of or termination of employment of the Employees (whether or not terminated by notice and, if so terminated, whenever that notice expires) from the Effective Date (including, without limitation, any termination of the employment of any Employee by reason of redundancy);

12.4.2	any act, omission or default by or on behalf of the Buyer before or after the Effective Date in respect of the employment by the Buyer of any of the Employees on or after the Effective Date;

12.4.3	the Buyer’s failure to give the Seller the information required from the Buyer to enable the Seller to comply with its obligations under the Regulations; and

12.4.4	any actual, proposed or anticipated changes by the Buyer to the terms and conditions of employment of the Employees and any change in the identity of the employer which is or is alleged to be to the Employee’s detriment.

12.5	The Seller will indemnify the Buyer against all liabilities in each case arising out of or in connection with:

12.5.1	the employment or termination of employment by the Seller of any of the Employees (whether or not terminated by notice and, if so terminated, whenever that notice expires) prior to the Effective Date;

12.5.2	any act, omission or default of the Seller prior to the Effective Date in respect of the employment by the Seller of the Employees; and

12.5.3	the Seller’s failure to inform or consult as required under Regulation 13 of the Regulations save to the extent it results from any failure of the Buyer to give the Seller the information it requires.

12.6	The Buyer and the Seller, having taken independent legal advice, acknowledge the duties imposed by Regulation 11 of the Regulations in respect of the provision of employee liability information and agree that such duties will be adequately satisfied by the Buyer’s due diligence and the process of disclosure against the warranties. The Buyer agrees not to claim or assert that the Seller has failed to comply with any duty imposed by Regulation 11 of the Regulations.

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13.	13	RECORDS AND ACCESS

13.1	Without prejudice to any other provision of this Agreement, the Buyer will be entitled for a period of three years from Completion on giving reasonable notice to the Seller to have access during normal business hours and to take copies (at its own expense) of any books, documents or other records in the Seller’s possession relating exclusively or predominantly to the Business or the Business Assets and which have not been delivered to the Buyer to the extent such information is reasonably required to operate the Business and provided always that the Seller shall be able to redact or withhold any information which relates to the Seller.

13.2	The Seller and its agents and advisers will, where necessary for the completion of its accounts or tax returns or for dealing with any claims or disputes relating to the use of the Business Assets or the carrying on of the Business up to the Completion Date, be entitled for a period of seven years from Completion on giving reasonable notice to the Buyer to have access during normal business hours and to take copies of (at its own expense) any of the Business Information or Business Records which were delivered to the Buyer pursuant to this Agreement.

14.	14	FUTURE ENQUIRIES AND ASSISTANCE

The Seller will for a period ending on the day three months after Completion refer enquiries received by it relating exclusively or predominantly to the Business to the Buyer.

15.	15	ANNOUNCEMENTS

15.1	Subject to clause 15.2 no party will make or send any press or other public announcement, communication or circular (whether to shareholders, employees, customers, suppliers or otherwise) concerning the transactions contemplated by this Agreement or any matter arising out of or ancillary to it including any dispute between the parties in respect of such transactions or ancillary matters unless it has first obtained the prior written approval of the Buyer (in the case of the Seller) or the prior written approval of the Seller (in the case of the Buyer or any member of the Buyer’s Group), such approval in each case not be unreasonably withheld or delayed.

15.2	Clause 15.1 does not apply to any announcement, communication or circular:

15.2.1	required by the law of any relevant jurisdiction, or the regulations of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation; or

15.2.2	necessary to enable either party to commence or pursue court proceedings in relation to this Agreement or any matter arising out of or ancillary to it.

16.	16	COSTS

Except where expressly stated otherwise, each party to this Agreement will bear such party’s own costs and expenses relating to the negotiation, preparation and implementation of this Agreement.

17.	17	INTEREST

17.1	If any party becomes liable to pay (the Paying Party) any sum pursuant to this Agreement, whether a liquidated sum or by way of damages or otherwise, the Paying Party will be liable to pay interest on such sum from the due date for payment at the annual rate of four per cent above the base lending rate from time to time of Barclays Bank PLC (the Interest Rate), accruing on a daily basis until payment is made, whether before or after any judgment.

17.2	The Buyer shall be liable to pay interest on the Consideration Balance at the Interest Rate and, if the Buyer fails to pay any amount of the Consideration Balance on the relevant due date for payment pursuant to clause 3.3, the Buyer shall be liable to pay interest on such amount at a rate of four per cent above the Interest Rate.

18.	18	NOTICES

18.1	Any notice or other communication given in connection with this Agreement will be in writing and will be delivered to or left at or sent by pre-paid first class post (or air mail if overseas) to the recipient’s address set out at clause 18.3 in this Agreement or to any other address which the recipient has notified in writing to the sender received not less than seven Business Days before the notice was despatched.

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18.2	A notice or other communication is deemed given:

18.2.1	if delivered to or left at the recipient’s address, at the time delivered to or left at the recipient’s address; or

18.2.2	if sent by pre-paid first class post, on the second Business Day after posting it; or

18.2.3	if sent by air mail, on the sixth Business Day after posting it provided that, if it is delivered to or left at the recipient’s address on a day which is not a Business Day or after 4 p.m. on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

18.3	The addresses referred to in clause 18.1 are:

The Seller

To:	Apollo Betting and Gaming Ltd

Address:	Digital House, Waterloo Road, Widnes, Cheshire, WA8 0QR

For the attention of:	Paul Antrobus

The Buyer

To:	SeanieMac Holdings Ltd

Address:	Select Security Stadium, Lower House Lane, Widnes, Cheshire WA8 7DZ

For the attention of: The Guarantor To: Address: For the attention of:	Gregory Trautman SeanieMac International Ltd Select Security Stadium, Lower House Lane, Widnes, Cheshire WA8 7DZ Gregory Trautman

18.4	The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

19.	19	ASSIGNMENT

19.1	The parties may not assign the benefit of, and any of its rights under, this Agreement without the prior consent of the other party.

19.2	This Agreement will be binding and enure for the benefit of successors in title and permitted assigns of each of the parties but the liabilities and obligations arising out of this Agreement will not be binding on any person other than the parties to this Agreement.

20.	20	FURTHER ASSURANCE

Each party will at the cost of the other party execute such documents and do such acts and things as the other party may reasonably require and request from time to time in order to give effect to the terms of this Agreement.

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21.	21	RIGHTS OF THIRD PARTIES

The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it save for Paul Antrobus, Leon Hoskins, Chris Calderbank and Stacey Antrobus.

22.	22	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or arrangement in respect of its subject matter and:

22.1	the Buyer has not entered into this Agreement in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by the Seller or any other person and whether made to the Buyer or any other person) which is not expressly set out in this Agreement;

22.2	the only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract; and

22.3	nothing in this clause 22 will be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.

23.	23	GENERAL

23.1	Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

23.2	Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

23.3	Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

23.4	No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement.

24.	24	GUARANTEE

24.1	The Guarantor guarantees the punctual performance of all the obligations and liabilities of the Buyer under or otherwise arising out of or in connection with this Agreement (as any of such obligations and liabilities may from time to time be varied, novated, extended, increased or replaced) and undertakes to keep the Seller fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which it may suffer or incur as a result of any failure or delay by the Buyer in the punctual performance of any such obligations and liabilities.

24.2	If any obligation or liability of the Buyer expressed to be the subject of the guarantee contained in this clause 24 (the Guarantee) is not, or ceases to be, valid or enforceable against the Buyer (in whole or in part) on any ground whatsoever including, without limitation:

24.2.1	any defect in or want of powers of the Buyer or the irregular exercise of any such powers;

24.2.2	any lack of authority on the part of any person purporting to act on behalf of the Buyer;

24.2.3	any legal or other limitation of the Buyer;

24.2.4	any change in the constitution of the Buyer;

24.2.5	any amalgamation or reconstruction of the Buyer; or

24.2.6	the liquidation, administration or insolvency of, the Buyer

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the Guarantor shall nevertheless be liable to the Seller, in respect of that purported obligation or liability as if that obligation or liability were fully valid and enforceable and the Guarantor was the principal obligor in respect of that obligation or liability.

24.3	The liability of the Guarantor under the Guarantee shall not be discharged or affected in any way by:

24.3.1	the Seller compounding or entering into any compromise, settlement or arrangement with the Buyer, any co-guarantor or any other person;

24.3.2	any amendment (however fundamental), extension, increase, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of the Guarantor;

24.3.3	the grant of any time, indulgence, waiver, consent, concession, relief, discharge or release to the Buyer, any co-guarantor or any other person or realising, taking, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies against the Buyer, any co-guarantor or any other person;

24.3.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of the security;

24.3.5	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document; or

24.3.6	any other matter or thing which, but for this provision, might exonerate or affect the liability of the Guarantor.

24.4	The Seller shall not be obliged to take any steps to proceed against or to enforce any right, security or remedy against the Buyer or any other person before enforcing the Guarantee.

24.5	The Guarantee is in addition to any other right, security or remedy available to the Seller from time to time and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of the Buyer or the Guarantor or any other person or any change in the ownership of any of them.

24.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Guarantee:

24.6.1	the Guarantor waives all of its rights of subrogation, reimbursement and indemnity against the Buyer and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from the Buyer or any co-guarantor in respect of any such rights and not to prove in competition with the Seller in the liquidation or insolvency of the Buyer or any such co-guarantor;

24.6.2	the Guarantor agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to such Guarantor by the Buyer, any co-guarantor or any other person liable to the Seller in respect of the obligations guaranteed by this clause 24 if and so long as the Buyer is in default under this Agreement; and

24.6.3	the Seller may refrain from applying or enforcing any other money, security or rights held by or received by the Seller in respect of those obligations and liabilities, or apply and enforce such money, security or rights in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of any such money, security or other right.

24.7	If the Guarantee is discharged or released in consequence of any performance by the Buyer of the guaranteed obligations which is set aside for any reason, the Guarantee shall be automatically reinstated in respect of the relevant obligations.

24.8	Within 5 Business Days of the date on which the Condition is satisfied or is wavied by the Buyer, the Guarantor shall issue the following shares of common stock in the Guarantor with each share having a par value of US$0.001 per share (the Guarantor Shares) to the following persons:

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24.8.1	such number of Guarantor Shares to Paul Antrobus which, as at Completion shall represent fifteen per cent of the entire issued and outstanding equity interests of the Guarantor as enlarged by the issue of Guarantor Shares pursuant to this clause 24.8;

24.8.2	such number of Guarantor Shares to Leon Hoskins which, as at Completion shall represent two per cent of the entire issued and outstanding equity interests of the Guarantor as enlarged by the issue of Guarantor Shares pursuant to this clause 24.8;

24.8.3	such number of Guarantor Shares to Chris Calderbank which, as at Completion shall represent two per cent of the issued and outstanding equity interests of the Guarantor as enlarged by the issue of Guarantor Shares pursuant to this clause 24.8; and

24.8.4	such number of Guarantor Shares to Stacey Antrobus which, as at the date of Completion shall represent two per cent of the issued and outstanding equity interests of the Guarantor as enlarged by the issue of Guarantor Shares pursuant to this clause 24.8.

24.9	The Guarantor Shares issued pursuant to clause 24.8 shall be issued as fully paid and shall rank pari passu in all respects with the existing common stock of the Guarantor. The Guarantor shall procure that all relevant registration and/or filing requirements in respect of such Guarantor Shares are dealt with and shall further procure the issue of share certificates to each of the relevant recipients of the Guarantor Shares, in each case, as soon as reasonably practical following Completion.

25.	25	GOVERNING LAW AND JURISDICTION

25.1	This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by the law of England and Wales.

25.2	The courts of England and Wales will have non-exclusive jurisdiction to settle any dispute which arises out of or in connection with this Agreement (including (without limitation) in relation to any non-contractual obligations). The parties irrevocably agree to submit to that jurisdiction.

26.	26	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered will be an original.

27.	27	EXECUTION

This document is executed as a deed and delivered on the date stated at the beginning of this Deed

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schedule 1schedule 1

Excluded Assets

The following assets are excluded from the sale and purchase:

1.	cash-in-hand held as at the Completion Date and at bank (whether on current or deposit account) relating to the Business including uncleared cheques received on or prior to the Completion Date;

2.	any insurance policy of the Seller and any related rights; and

3.	any assets and/or rights relating to any bridging finance business conducted by the Seller.

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schedule 2schedule 2

Completion Arrangements

At Completion the following will take place:

1.	Items for delivery by the Seller

The Seller shall produce and deliver to the Buyer a copy of a resolution, or extract of a resolution, of the board of directors (certified by a duly appointed officer as true and correct) of the Seller authorising the execution of and the performance by the Seller of its obligations under each of the documents to be executed by it (to the extent not already delivered on the signing of this Agreement).

2.	Items for delivery by the Buyer

2.1	The Buyer shall produce and deliver to the Seller a copy of a resolution, or extract of a resolution, of the board of directors (certified by a duly appointed officer as true and correct) of each of the Buyer and the Guarantor authorising the execution of and the performance by the Buyer and the Guarantor of their respective obligations under each of the documents to be executed by it (to the extent not already delivered on the signing of this Agreement).

2.2	The Buyer shall also enter into a sale and purchase agreement in the agreed form under which it shall acquire the entire business and all the assets of SeanieMac Ltd (the SM Business) with a view to the SM Business being operated in combination with the Business with effect from Completion.

3.	Payment of Consideration

The Buyer will procure that the Initial Consideration is paid by electronic funds transfer to the Seller’s Solicitors client account (details of which have been provided by the Seller’s Solicitors to the Buyer) on the Business Day prior to Completion and agrees that the Initial Consideration is irrevocably released to the Seller with immediate effect from the Completion Date.

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schedule 3schedule 3

Warranties

1.	Capacity

1.1	The Seller is a private limited company incorporated and validly existing under the laws of England and Wales.

1.2	The Seller has full power to enter into and perform this Agreement and this Agreement constitutes a contractually binding obligation on the Seller in accordance with its terms.

1.3	The execution and delivery of this Agreement will not:

1.3.1	result in breach of any provision of the Seller’s constitution; or

1.3.2	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body by which the Seller is bound.

1.4	The Seller does not require the consent, permission, or approval of its shareholders in order to enter into and perform this Agreement in accordance with its terms.

2.	FINANCIAL INFORMATION

2.1	The Accounts have been prepared in good faith and on a consistent basis and (bearing in mind that they are unaudited and may therefore include estimates which are not subject to the same end of period processes, checks and/or adjustments as audited accounts) do not, on the basis of the applicable accounting principles and practices, materially over-state the revenue of the Business for the relevant period to the Accounts Date.

2.2	Since the Accounts Date the Business has been carried on in the ordinary course (taking into account factors of seasonality).

3.	ASSETS

Each tangible Business Asset is owned by the Seller free from any Encumbrance.

4.	ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

4.1	So far as the Seller is aware, the Seller complies in all material respects with EHS Law in operating the Business.

4.2	The Seller has not received any formal written communication from any relevant authority from which it is alleged to be in breach of EHS Law in relation to the Business.

4.3	No formal legal proceedings are in existence or, so far as the Seller is aware, are threatened against the Seller in connection with the Business in relation to EHS Matters.

5.	remuneration and employees

5.1	The Employees comprise all the persons employed or engaged by the Seller in relation to the Business at the date of this Agreement.

5.2	The Business Records contain details of the job titles, dates of commencement of employment (or appointment to office), dates of birth, material terms and conditions of employment, salary and other key benefits of the Employees.

5.3	There are no amounts owing to any present or former officers, workers or employees of the Seller in relation to the Business, other than remuneration accrued (but not yet due for payment) or for reimbursement of business expenses.

5.4	The Seller is not involved in any dispute, claim, arbitration or industrial action in with any of the Employees.

5.5	The Seller has not given or received notice to terminate the employment or engagement of any of the Employees.

5.6	The Seller has not formally recognised any union with respect to the Business.

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6.	Pensions

6.1	There is not and has not been in operation and no proposal has been announced to enter into or establish any agreement or arrangement for the Seller to make provision for Relevant Benefits for an Employee and the Seller is not under any enforceable obligation or commitment to enter into or establish or contribute to any such agreement or arrangement, and the Seller has not provided or agreed to provide or contribute towards any Relevant Benefits for any Employee on an ex gratia basis.

6.2	So far as the Seller is aware no Employee has made or threatened any claim (other than a routine claim for benefits) or complaint (including a complaint to the Pension Ombudsman) against the Seller or made any complaint in respect of any act, event or omission arising out of or in connection with the provision of Relevant Benefits by the Seller.

6.3	So far as the Sellers are aware there has at no time been any discrimination in contravention of statute by the Seller on grounds of age, sex, disability, sexual orientation, religion or belief in relation to the provision of Relevant Benefits by the Business.

7.	contracts

7.1	None of the material Business Contracts:

7.1.1	involves agency, distributorship, franchising, partnership, marketing rights, joint venture, shareholders’ or consortium arrangements;

7.1.2	involves any commitment to capital expenditure by the Seller in relation to the Business in excess of £25,000;

7.1.3	involves the forward purchase or sale of any currency;

7.1.4	involves conditions, warranties, indemnities or representations given in connection with a sale of shares; or

7.1.5	is a guarantee, indemnity, surety or form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding.

7.2	The Seller has not received written notice from any party to any material Business Contract terminating its contract with the Business or alleging any material breach of its contract with the Business. So far as the Seller is aware, the Seller is not in material breach of any material Business Contract.

8.	General legal compliance

8.1	So far as the Seller is aware, the Seller has obtained all material licences and permits which are necessary to enable it to carry on the Business in the places in which the Business is now carried on.

8.2	So far as the Seller is aware, there is not in existence, any investigation by, or on behalf of, any governmental or other regulatory body in respect of the affairs of the Business.

9.	Litigation

9.1	Neither the Seller nor, so far as the Seller is aware, any person for whose acts the Seller is in respect of the Business contractually or vicariously liable, is party to (whether as claimant, defendant or otherwise) any material civil, criminal, tribunal or arbitration proceedings in respect of the Business or any of the Business Assets and, so far as the Seller is aware, no such proceedings are threatened.

9.2	There is no outstanding or unsatisfied judgment, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against the Seller in relation to the Business and the Seller is not party to any current undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings in relation to the Business which remains outstanding.

10.	Insolvency

10.1	No order has been made, petition presented or resolution passed for the winding up of the Seller. No administrative receiver, receiver or receiver and manager has been appointed of the whole or any part of the property, assets or undertaking of the Seller.

10.2	No distress, execution or similar process has been levied and remains undischarged in respect of any of the Business Assets.

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10.3	The Seller has not stopped or suspended the payment of their debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and the Seller is not insolvent or unable to pay their debts within the meaning of section 123 Insolvency Act 1986.

10.4	No administrator has been appointed in respect of the Seller and no steps or actions have been taken in connection with the appointment of an administrator in respect of the Seller.

10.5	No voluntary arrangement has been proposed or approved under Part 1 Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under sections 895 to 901 CA 2006 in respect of the Seller.

11.	Taxation

11.1	Neither HMRC nor any other fiscal or regulatory authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the tax affairs of the Business.

11.2	All income tax deductible and payable under the PAYE system has, so far as required, been deducted and all amounts due to be paid to HMRC in respect of such income tax have been paid.

11.3	At the date of this Agreement no dispute exists between the Seller and HMRC or any regulatory authority in relation to the Business.

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SCHEDULE 4schedule 4

Limitations on the Seller’s Liability

1.	The provisions of this schedule will apply notwithstanding any provisions to the contrary in this Agreement.

2.	Financial limitations

2.1	The aggregate liability of the Seller in respect of all claims under this Agreement and any other agreements in the agreed form entered into in connection with this Agreement will not exceed US$ 100,000.

2.2	The Seller will not be liable for any Relevant Claim unless the amount of the liability in respect of that Relevant Claim exceeds US$ 10,000.

2.3	The Seller will not be liable for any Relevant Claim unless and until the amount of the liability in respect of that Relevant Claim, when aggregated with the amount of the liability in respect of all other Relevant Claims (excluding any amounts in respect of a Relevant Claim for which the Seller has no liability because of paragraph 2.2), exceeds US$ 50,000 in which event the Seller will only be liable for the excess.

2.4	In assessing any damages or compensation payable by the Seller the value of the Business will not be taken as exceeding the Initial Consideration.

3.	Time limitation

The Seller will not be liable for any Relevant Claim unless:

3.1	in relation to claims for breaches of paragraph 11 of schedule 3, within a period of three years after the date of this Agreement the Seller receives written notice of such Relevant Claim from the Buyer specifying in reasonable detail (to the extent such information is available at the time of the claim) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect of such claim;

3.2	in relation to all other claims, within a period of 12 months after the date of this Agreement the Seller receives written notice of such Relevant Claim from the Buyer specifying in reasonable detail (to the extent such information is available at the time of the claim) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect of such claim; and

3.3	provided the Relevant Claim has not otherwise been satisfied, settled or withdrawn, proceedings in respect of the Relevant Claim are issued and served on the Seller within a period of three months starting on the day of notification of the Relevant Claim.

4.	Specific limitations

The Seller will have no liability in respect of any Relevant Claim:

4.1	to the extent that it arises or is increased as a result of the passing of, or a change in, any law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body;

4.2	if it would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or with the consent of the Buyer before Completion;

4.3	if it would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Completion by the Buyer or any of the Buyer’s respective directors, employees or agents or successors in title;

4.4	to the extent that it relates to any loss for which the Buyer has a right of recovery whether by contribution or indemnity by insurance or would have been entitled to recover if valid and adequate insurance:

4.4.1	had been maintained at the relevant time; and

4.4.2	was of a type as in force in relation to the Business at the date of this Agreement or normally effected by prudent companies carrying on a business similar to that of the Business; or

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4.5	to the extent that the subject matter of the Relevant Claim is a matter provided for, or included as a liability or disclosed, in the Accounts.

5.	Recovery from third parties

5.1	If the Buyer is entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Relevant Claim, the Buyer will take all appropriate steps to recover that sum before making such Relevant Claim, and any sum recovered will reduce the amount of such Relevant Claim after deduction of all reasonable costs and expenses of recovery.

5.2	If the Seller pays the Buyer a sum to settle or discharge a Relevant Claim and the Buyer subsequently recovers whether by payment, discount, credit, relief or otherwise from any third party (including any tax authority) a sum which is referable to the Relevant Claim then:

5.2.1	either the Buyer will repay the Seller immediately the amount recovered from the third party less any reasonable costs and expenses incurred in recovering the same; or

5.2.2	if the figure resulting under paragraph 5.2.1 above is greater than the amount paid by the Seller to settle or discharge the relevant Claim, then the Buyer is only obliged to repay to the Seller such amount as is equivalent to the sum paid by the Seller in settlement or discharge of that Relevant Claim.

6.	No double recovery

The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

7.	Contingent Liabilities

Without prejudice to paragraph 2.2, if any potential Relevant Claim arises as a result of a contingent or unquantifiable liability of the Business, the Seller will not be obliged to pay any sum in respect of the potential Relevant Claim until the liability either ceases to be contingent or becomes quantifiable.

8.	Conduct of Relevant Claims

8.1	If the Buyer becomes aware that matters have arisen which will or are likely to give rise to a Relevant Claim, the Buyer will (or will procure that the relevant member of the Buyer’s Group will):

8.1.1	immediately notify the Seller in writing of the potential Relevant Claim and of the matters which will or are likely to give rise to such Relevant Claim;

8.1.2	not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Relevant Claim without prior written consent of the Seller;

8.1.3	at all times disclose in writing to the Seller all information and documents relating to the potential Relevant Claim or the matters which will or are likely to give rise to the potential Relevant Claim;

8.1.4	if requested by the Seller give the Seller and its professional advisers reasonable access to:

(a)	the personnel of the Buyer in order to interview the personnel; and

(b)	any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer in order to, at the Seller’s own expense, examine and photograph the premises and chattels and to examine, photograph and take copies of the accounts, documents and records;

8.1.5	take such action as the Seller may reasonably request to avoid, resist, contest, defend, compromise or remedy the potential Relevant Claim or the matters which will or are likely to give rise to such Relevant Claim and in each case on the basis that the Seller will indemnify the Buyer for all reasonable costs incurred as a result of a request by the Seller; and

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8.1.6	in connection with any actions or proceedings relating to the matter or Relevant Claim, and subject to the Buyer being indemnified for all reasonable costs incurred, use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of such actions or proceedings.

8.2	In any event, the Seller will be entitled at any stage and at its sole discretion to settle any third party assessment or claim and will be under no obligation in this respect to notify the Buyer of its decision so to settle such assessment or claims.

9.	Mitigation

Nothing in this schedule 4 will in any way restrict or limit the Buyer’s common law duty to mitigate its loss and the Buyer will use all reasonable endeavours to mitigate its loss.

10.	Buyer’s knowledge of Relevant Claims

The Seller will have no liability in respect of any Relevant Claim to the extent that the circumstances of such claim are within the actual knowledge of the Buyer or its officers or employees at the date of this Agreement and the Buyer warrants and confirms to the Seller that it is not aware that it has any right to bring any claim against the Seller under this Agreement.

11.	No Limitations for Fraud

Nothing in this schedule 4 will have the effect of limiting or restricting any liability of the Seller in respect of a Relevant Claim arising as a result of any fraud by the Seller.

12.	Restrictions on claims made

The Seller will not be liable for any Relevant Claim in respect of tax unless it is brought under paragraph 11 of schedule 3 and each of the other Warranties will be deemed not to be given in relation to tax matters.

13.	No future looking warranties and no claims for indirect losses or loss of profits

13.1	The Seller gives no warranty or representation to the Buyer with respect to the future profitability or financial performance of the Business (including with respect to the accuracy or achievability of any financial projection, budget or analyses) nor with respect to the cost of operating or closing it (in whole or part) or of making any person redundant.

13.2	The Buyer shall not be entitled to claim in this Agreement or any other document in the agreed form entered into pursuant to this Agreement for any punitive, special, incidental, indirect or consequential damages (including, without limitation, loss of profits or loss of business opportunity, business interruption loss, loss of future revenue, profits or income, loss of business reputation or opportunity or similar damages.

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schedule 5schedule 5

Payments from net profits

1.	In this schedule 5, in addition to the words and expressions defined in clause 1.1 of this Agreement, the following definitions shall apply:

Combined Business

the Business and the SM Business being operated in combination with effect from Completion;

Quarterly Management Accounts

management accounts of the Combined Business for each Quarter during the Payment Period which include a statement of the Net Profits and which are prepared in accordance with accounting principles and practices generally accepted in the United Kingdom;

Net Profits

in relation to each Quarter, the net profits generated by the Combined Business, as shown in the Quarterly Management Accounts for such Quarter, subject to the following adjustments:

(a)	after deducting tax on profit;

(b)	before interest paid or payable or received or receivable by the Buyer;

(c)	after deducting profits or adding back losses of a capital nature arising on the disposal of, or on the revaluation of, assets of investments of the Buyer; and

(d)	excluding any management charges or charges incurred by the Buyer in connection with this Agreement and/or which may be imposed on the Buyer by the Buyer’s Group.

Payment Period

the period of two years commencing from the date of this Agreement;

Quarter

the quarterly three month periods ending 31 March, 31 June, 31 September, 31 December during the Payment Period;

2.	QUARTERLY MANAGEMENT ACCOUNTS

2.1	In order to determine the amount of any payment due to the Seller under clause 3.3.1 of this Agreement, during the Payment Period the Buyer shall prepare and deliver to the Seller within 15 Business Days of the end of each Quarter, Quarterly Management Accounts for the immediately preceding Quarter.

2.2	Within 15 Business Days from the date the Buyer delivers the Quarterly Management Accounts to the Seller pursuant to paragraph 2.1 above, the Seller shall notify the Buyer as to whether or not it agrees to the Quarterly Management Accounts delivered.

2.3	If the Seller provides no notification to the Buyer within 15 Business Days under paragraph 2.2 above, the Seller shall be deemed to have accepted those Quarterly Management Accounts.

2.4	Upon receipt of the Seller’s agreement to the Quarterly Management Accounts under paragraph 2.2 above or upon the expiry of 15 Business Days referred to in paragraph 2.3 above, the Buyer shall pay the Net Profits as stated in such Quarterly Management Accounts to the Seller within 3 Business Days.

3.	DISPUTE RESOLUTION

3.1	If the Seller notifies the Buyer that it is not in agreement with the Quarterly Management Accounts delivered pursuant to paragraph 2.1 above, the parties shall use their reasonable endeavours to agree the matters in dispute as soon as possible and in any event within 15 Business Days of such notification.

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3.2	If the matters in dispute in relation to the Quarterly Management Accounts are resolved between the parties then the Buyer shall pay the Net Profits as stated in such Quarterly Management Accounts to the Seller within 3 Business Days of the dispute being resolved.

3.3	If the Seller and the Buyer are unable to agree on the Quarterly Management Accounts for that Quarter within 15 Business Days from the Seller notifying the Buyer of such disagreement, the matters in dispute may be referred, at the request of either party, to an independent chartered accountant (the Accountant) for final determination.

3.4	The Buyer and the Seller shall agree the identity of the Accountant and the terms of his engagement in writing. If the Seller and the Buyer fail to agree on the identity of the Accountant or the terms of his engagement within 5 Business Days of either party serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either party.

3.5	The Accountant shall be instructed to:

3.5.1	prepare a written decision and give notice of that decision to the parties within a maximum of 2 months of the matter being referred to him; and

3.5.2	certify the relevant Quarterly Management Accounts.

3.6	Upon receipt of the Accountant’s decision, the Buyer shall pay the Net Profits as stated in the Quarterly Management Accounts certified by the Accountant to the Seller within 3 Business Days.

3.7	The Seller and the Buyer shall supply the Accountant with any information which he may reasonably request in connection with his determination. The Seller and the Buyer shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

3.8	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the Seller and the Buyer, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination (and the costs, if any, of the President for the time being of the Institute of Chartered Accountants in England and Wales) shall be borne as he directs (taking into account the conduct of the parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Seller in equal shares.

4.	NET LOSSES

For the avoidance of any doubt, in the event that the Quarterly Management Accounts show the Combined Business as trading at a loss, the parties shall be under no obligation to make any payments under clause 3.3.1 of this Agreement.

5.	CONDUCT OF THE BUYER

5.1	For the purpose of determining the Net Profits and in order to protect and safeguard the Seller’s entitlement to the Consideration Balance, the Buyer covenants with the Seller that (subject to paragraph 5.2 below), during the Payment Period:

5.1.1	the Buyer will use all reasonable endeavours to promote and support the Combined Business;

5.1.2	the Buyer will act in good faith towards the Seller having regard to the interest of the Seller under clause 3.3.1 and this schedule 5;

5.1.3	the Buyer will use all reasonable endeavours to maximise the Net Profits of the Combined Business;

5.1.4	the Buyer will procure that no steps are taken which:

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(a)	are inconsistent with the maintenance of the Combined Business as an independent operation;

(b)	are artificial or prejudicial to the interests of the Seller; or

(c)	may diminish or adversely affect the net profits of the Combined Business.

5.2	The Buyer shall be entitled to execute its reasonable growth plans notwithstanding that such plans may be inconsistent with the provisions of paragraph 5.1 above provided that, in such case, a reasonable adjustment is made to the calculation of Net Profits so as to appropriately compensate the Seller to the extent that the execution of the growth plans impacts adversely upon the Net Profits.

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schedule 6schedule 6

Payment Schedule

Payment Date	Payment Amount
31 October 2016	$100,000
31 December 2016	$200,000
31 March 2017	$300,000
30 June 2017	$300,000
31 October 2017	$400,000
31 January 2018	$600,000

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EXECUTED as a DEED	)
By APOLLO BETTING AND GAMING LTD	)
acting by a director in the presence of:	)

…………………………….………………….
Director

Witness signature:
Witness name:
Witness address:
Witness occupation:

EXECUTED as a DEED	)
by SEANIEMAC HOLDINGS LTD	)
acting by a director in the presence of:	)

…………………………….………………….
Director

Witness signature:
Witness name:
Witness address:
Witness occupation:

EXECUTED as a DEED	)
by SEANIEMAC INTERNATIONAL LTD	)
acting by a director in the presence of:	)

…………………………….………………….
Director

Witness signature:
Witness name:
Witness address:
Witness occupation:

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